Exhibit 99.1
PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Second Quarter Financial Results and Outlook for 2016

WHITE PLAINS, N.Y., August 1, 2016 - Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company"), a diversified global industrial company, today announced operating results for the quarter and six months ended June 30, 2016, which are summarized in the following paragraphs. For a full discussion of the results, please see the Company's Form 10-Q, which can be found at www.handyharman.com.

HNH reported net sales of $200.9 million for the quarter, as compared to $166.5 million for the same period in 2015. Income from continuing operations before tax and equity investment was $2.6 million in the second quarter of 2016, as compared to $14.3 million in the 2015 period. Loss from continuing operations, net of tax, for the second quarter of 2016 was $0.7 million, or $0.06 per basic and diluted common share, as compared to income of $6.3 million, or $0.58 per basic and diluted common share, for the same period in 2015. Results for the second quarter of 2016 include the operating results from our previously announced acquisition of SL Industries, Inc. ("SLI"), which was completed on June 1, 2016.

For the six months ended June 30, 2016, net sales were $361.7 million, as compared to $304.5 million for the same period in 2015. Income from continuing operations before tax and equity investment was $11.6 million, as compared to $18.3 million in the 2015 period. Loss from continuing operations, net of tax, for the six-month period was $0.3 million, or $0.02 per basic and diluted common share, as compared to income of $9.5 million, or $0.88 per basic and diluted common share, for the same period in 2015.

Results for the quarter and six months ended June 30, 2016 include certain significant acquisition and integration-related charges associated with our recent acquisitions. In particular, the Company approved the closure of JPS Composite Materials Corporation's ("JPS") Slater, South Carolina operating facility during the second quarter of 2016 and recorded non-cash asset impairment charges totaling $7.9 million in connection with such closure. The Company also recorded acquisition costs totaling $2.7 million and a non-cash charge of $1.0 million due to the amortization of the fair value adjustment to acquisition-date inventories during 2016 associated with the SLI acquisition.

HNH generated Adjusted EBITDA of $25.4 million for the second quarter of 2016, as compared to $22.5 million for the same period in 2015, an increase of $2.9 million, or 12.9%. For the six-month period, the Company generated Adjusted EBITDA of $44.4 million, as compared to $33.1 million for the same period in 2015, an increase of $11.3 million, or 34.1%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"We continue to see improvements in the operations at JPS, which we acquired in July 2015, as we implement the Steel Business System to drive continuous improvement and are pleased with the progress of our initial integration activities at SLI," said Warren Lichtenstein, Chairman of HNH. "Further, we are excited about the synergies and growth opportunities we anticipate under the guidance of Bill Fejes, SLI's President & Chief Executive Officer, who we recently appointed to the role of Senior Vice President of HNH and co-President & Chief Executive Officer of Handy & Harman Group Ltd."

Based on current information, the Company anticipates full-year 2016 net sales and Adjusted EBITDA in the ranges of $782 million to $875 million, and $99 million to $111 million, respectively. The Company's outlook for the third quarter of 2016 is for net sales between $217 million and $266 million and Adjusted EBITDA between $30 million and $37 million. These forecasts include the expected operating results for SLI from the date of acquisition.

Financial Summary

	Three Months Ended		Six Months Ended
(in thousands, except per share)	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$200,880	$166,475	$361,677	$304,457
Gross profit	51,962	48,176	95,679	86,554
Gross profit margin	25.9%	28.9%	26.5%	28.4%
Operating income	4,498	15,212	14,780	20,658
Income from continuing operations before tax and equity investment	2,638	14,304	11,582	18,284
Tax provision	1,138	5,867	4,998	7,511
Loss from associated company, net of tax	2,234	2,161	6,862	1,239
(Loss) income from continuing operations, net of tax	(734)	6,276	(278)	9,534
Net (loss) income from discontinued operations	—	(147)	—	89,938
Net (loss) income	$(734)	$6,129	$(278)	$99,472
Basic and diluted (loss) income per share of common stock
(Loss) income from continuing operations, net of tax, per share	$(0.06)	$0.58	$(0.02)	$0.88
Discontinued operations, net of tax, per share	—	(0.01)	—	8.35
Net (loss) income per share	$(0.06)	$0.57	$(0.02)	$9.23

Segment Results

Statement of Operations Data	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2016	2015	2016	2015
Net sales:
Joining Materials	$46,323	$50,941	$88,994	$98,735
Tubing	20,053	20,870	40,323	41,949
Building Materials	81,434	79,378	139,736	134,365
Performance Materials	26,200	—	50,983	—
Electrical Products	11,794	—	11,794	—
Kasco	15,076	15,286	29,847	29,408
Total net sales	$200,880	$166,475	$361,677	$304,457
Segment operating income (loss):
Joining Materials	$6,127	$5,594	$10,542	$11,841
Tubing	3,558	3,346	7,769	6,426
Building Materials	11,604	12,025	18,957	15,258
Performance Materials	(7,258)	—	(6,965)	—
Electrical Products	(3,263)	—	(3,263)	—
Kasco	565	836	1,545	1,699
Total segment operating income	11,333	21,801	28,585	35,224
Unallocated corporate expenses and non-operating units	(4,876)	(4,602)	(9,859)	(10,561)
Unallocated pension expense	(2,132)	(2,072)	(4,283)	(4,145)
Gain from asset dispositions	173	85	337	140
Operating income	4,498	15,212	14,780	20,658
Interest expense	(1,345)	(1,107)	(2,415)	(2,275)
Realized and unrealized (loss) gain on derivatives	(416)	312	(539)	105
Other expense	(99)	(113)	(244)	(204)
Income from continuing operations before tax and equity investment	$2,638	$14,304	$11,582	$18,284

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2016	2015	2016	2015
(Loss) income from continuing operations, net of tax	$(734)	$6,276	$(278)	$9,534
Add (Deduct):
Loss from associated company, net of tax	2,234	2,161	6,862	1,239
Tax provision	1,138	5,867	4,998	7,511
Interest expense	1,345	1,107	2,415	2,275
Non-cash derivative and hedge loss (gain) on precious metal contracts	416	(312)	539	(105)
Non-cash adjustment to precious metal inventory valued at LIFO	(95)	81	286	(427)
Depreciation and amortization	6,663	3,400	12,350	6,650
Non-cash pension expense	2,132	2,072	4,283	4,145
Non-cash asset impairment charges	7,858	—	7,858	—
Non-cash stock-based compensation	259	707	931	2,051
Amortization of fair value adjustments to acquisition-date inventories	984	252	984	252
Other items, net	3,156	847	3,181	(5)
Adjusted EBITDA	$25,356	$22,458	$44,409	$33,120

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as income or loss from continuing operations before the effects of gains or losses from investment in associated company, realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gains or losses, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect gains or losses from the Company's investment in associated company;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to income or loss from continuing operations, net of tax, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

HNH's companies are organized into six businesses: Joining Materials, Tubing, Building Materials, Performance Materials, Electrical Products, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, power control, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

The Company’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System, and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2016 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2015, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	Douglas B. Woodworth, Senior Vice President and Chief Financial Officer
(212) 520-2300
DWoodworth@steelpartners.com